EXCHANGE AND OPTION AGREEMENT

      THIS EXCHANGE AND OPTION AGREEMENT, made as of this 31st day of March, 2001 (this "AGREEMENT"), by and among LVMH MOET HENNESSY LOUIS VUITTON INC., a Delaware corporation ("LVMH"), DKI ACQUISITION, INC., a Delaware corporation and a subsidiary of LVMH ("ACQUISITION SUB"), KARMA ACQUISITION, INC., a Delaware corporation and a subsidiary of LVMH ("KARMA"), and the undersigned stockholders (the "STOCKHOLDERS") of Donna Karan International Inc., a Delaware corporation ("DKI"),

                              WITNESSETH: THAT

      WHEREAS, as of the date of this Agreement, the Stockholders are the respective owners (either beneficially or of record) of the number of shares of (i) common stock of DKI, par value $0.01 per share ("DKI COMMON STOCK") and (ii) Class A Common Stock of DKI, par value $0.01 per share (collectively with the DKI Common Stock and the Class B Common Stock of the Company, par value $0.01 per share, of which the Stockholders do not hold any shares, the "DKI STOCK"), as is set forth below such Stockholders' name on EXHIBIT A to this Agreement, and

      WHEREAS, pursuant to that certain Agreement (the "GS AGREEMENT") dated as of December 15, 2000 by and among LVMH and certain of the Stockholders, Karma (as assignee of LVMH) acquired from certain of the Stockholders one hundred percent (100%) of the issued and outstanding capital stock of Gabrielle Studio, Inc., a New York corporation ("GS"), and

      WHEREAS, pursuant to the GS Agreement, LVMH and certain of the Stockholders agreed that, in the event DKI and LVMH entered into, and the Board of Directors of DKI approved, a definitive agreement contemplating a merger transaction whereby LVMH would acquire a majority interest in DKI, then DKI, LVMH, a subsidiary of LVMH created for the purpose of such merger (the "ACQUISITION VEHICLE") and the Stockholders would enter into an agreement or agreements whereby the Stockholders would exchange certain shares of DKI Common Stock owned by them for shares of common stock of the Acquisition Vehicle, and

      WHEREAS, LVMH has caused the formation of Acquisition Sub in order to serve as the Acquisition Vehicle, and

      WHEREAS, concurrently with the execution and delivery of this Agreement, LVMH, Acquisition Sub and DKI are entering into an Agreement and Plan of Merger (as amended from time to time, the "MERGER AGREEMENT"), providing for, among other things, a merger of Acquisition Sub with and into DKI (the "DKI MERGER"), with DKI continuing as the surviving corporation and a subsidiary of LVMH under the name "Donna Karan
International Inc." (as such surviving corporation, "NEW DKI"), and

      WHEREAS, the Merger Agreement and the DKI Merger have been approved by the Board of Directors of DKI, and

      WHEREAS, prior to the consummation of the Exchange (as hereafter defined), the Certificate of Incorporation of Acquisition Sub will be restated in the form attached hereto as EXHIBIT B to this Agreement, such that Acquisition Sub's authorized capital stock will consist of 60,000,000 shares of common stock, par value $0.01 per share ("ACQUISITION SUB COMMON STOCK"), and 1,000 shares of Series A Preferred Stock, par value $0.01 per share (the "ACQUISITION SUB PREFERRED STOCK"), and

      WHEREAS, prior to the consummation of the DKI Merger, LVMH will contribute to Acquisition Sub an amount at least equal to the sum of (i) the product of (a) $10.75 (the "DKI MERGER PRICE"), multiplied by (b) the number of shares of DKI Stock issued and outstanding immediately prior to the consummation of the DKI Merger (excluding shares of DKI Stock canceled pursuant to the Merger Agreement), plus (ii) the product of (a) the difference between the DKI Merger Price and the per share exercise price of each outstanding option to purchase or acquire shares of DKI Stock, multiplied by (b) the number of shares of stock subject to such option, (such amount, in the aggregate, the "AGGREGATE DKI MERGER CONSIDERATION") in exchange for (I) 1,000 shares of Acquisition Sub Preferred Stock and
(II) that number of shares of Acquisition Sub Common Stock equal to the quotient of (A) the Aggregate DKI Merger Consideration less $130,000,000, divided by (B) the DKI Merger Price (such number of shares, in the aggregate, the "LVMH INITIAL COMMON SHARES"), and, with respect to any shares for which stockholders have properly demanded appraisal pursuant to
Section 262 of the DGCL (as hereafter defined), (x) if the appraised value per share of such shares (the "APPRAISAL PRICE") is greater than the DKI Merger Price, LVMH will contribute to Acquisition Sub (or its successor) an amount equal to the product of (i) the excess of the Appraisal Price over the DKI Merger Price, multiplied by (ii) the number of shares with respect to which appraisal rights were properly demanded, or (b) if the Appraisal Price is less than the DKI Merger Price, Acquisition Sub (or its successor) will return to LVMH an amount equal to the product of (i) the excess of the DKI Merger Price over the Appraisal Price, multiplied by (ii) the number of shares with respect to which appraisal rights were properly demanded, and

      WHEREAS, as provided in the GS Agreement, the Stockholders desire to exchange (the "EXCHANGE"), immediately prior to the consummation of the DKI Merger, 3,115,456 shares (the "DKI EXCHANGE SHARES") of DKI Common Stock, representing 14.0 percent of the outstanding shares of DKI Stock as of March 28, 2000, for 3,115,456 shares (the "ACQUISITION SUB EXCHANGE SHARES") of Acquisition Sub Common Stock, and

      WHEREAS, immediately after giving effect to the Exchange, the Stockholders will be the owners (either beneficially or of record) of the number of shares of DKI Stock as is set forth on EXHIBIT C to this Agreement, and

      WHEREAS, each share of DKI Stock owned by the Stockholders, other than the DKI Exchange Shares, will be converted in the DKI Merger into the right to receive the Merger Consideration, as defined in the Merger Agreement (such amount, in the aggregate, the "AGGREGATE STOCKHOLDER MERGER CONSIDERATION"), which amount shall be equal to $22,871,597 and

      WHEREAS, at the effective time of the closing of the DKI Merger (the "DKI EFFECTIVE TIME") and by virtue of the DKI Merger, the Amended and Restated Certificate of Incorporation of DKI as filed with the Secretary of State of the State of Delaware, as amended, shall be further amended and restated in the form attached as EXHIBIT D to this Agreement, such that, among other things, New DKI's authorized capital stock will consist of (i) 60,000,000 shares of common stock, par value $0.01 per share ("NEW DKI COMMON STOCK"), of which that number of shares equal to the sum of (a) the number of LVMH Initial Common Shares, plus (b) 3,115,456 will be issued and outstanding as of the closing of the DKI Merger, and (ii) 1,000 shares of Series A Preferred Stock, par value $0.01 per share ("NEW DKI PREFERRED STOCK"), all of which will be outstanding as of the closing of the DKI Merger, and

      WHEREAS, immediately following the effectiveness of the DKI Merger, Karma will be merged with and into New DKI (the "KARMA MERGER"), with New DKI continuing as a subsidiary of LVMH under the name "Donna Karan International Inc." (as such surviving corporation, "SUPERKARMA"), and

      WHEREAS, also pursuant to the GS Agreement, LVMH and certain of the Stockholders agreed that, in the event DKI and LVMH entered into, and the Board of Directors of DKI approved, a definitive agreement contemplating a merger transaction whereby LVMH would acquire a majority interest in DKI, then the Stockholders would be granted options to purchase, immediately following the consummation of the DKI Merger, (i) the LVMH Option Shares (as hereafter defined) and (ii) the SuperKarma Option Shares (as hereafter defined), such that, if both of such options are exercised in full, the Stockholders shall own in the aggregate shares of the common stock of SuperKarma, par value $0.01 per share ("SUPERKARMA COMMON STOCK"), representing 14.3 percent of the shares of SuperKarma Common Stock then outstanding,

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    EXCHANGE OF SHARES.

      1.1. OBLIGATION TO EXCHANGE SHARES. At the Exchange Closing (as defined below), subject to the terms and conditions of this Agreement, each of the Stockholders will sell, transfer and exchange each of the DKI Exchange Shares owned by him for one (1) Acquisition Sub Exchange Share as set forth herein. Each Stockholder will deliver to Karma good title to the DKI Exchange Shares owned by him, free and clear of all claims, liens, charges and encumbrances of any kind whatsoever ("LIENS"), and Acquisition Sub will issue the Acquisition Sub Exchange Shares to the Stockholders free and clear of all Liens.

      1.2. MECHANICS OF EXCHANGE. At the Exchange Closing, each Stockholder shall surrender his certificate or certificates for the DKI Exchange Shares, duly endorsed or accompanied by duly executed stock powers, at the offices of LVMH, unless another place is agreed to in writing by the parties hereto, all in such form as to permit title to the DKI Exchange Shares to be transferred to Acquisition Sub on the stock transfer records of DKI. Upon such surrender, Acquisition Sub shall issue and deliver to each Stockholder a certificate or certificates representing the Acquisition Sub Exchange Shares to be issued, conveyed and delivered to the Stockholders pursuant to SECTION 1.1.

      1.3. EXCHANGE CLOSING. The closing of the Exchange (the "EXCHANGE CLOSING") shall occur immediately prior to the closing of the DKI Merger, subject to the satisfaction or waiver of the conditions set forth in
SECTION 5. The date on which the Exchange Closing occurs is referred to herein as the "EXCHANGE CLOSING DATE". The Stockholders shall be treated as the record holders of the Acquisition Sub Exchange Shares as of the close of business on the Exchange Closing Date and Acquisition Sub shall be treated as the record holder of the DKI Exchange Shares as of the close of business on the Exchange Closing Date.

      1.4. CERTIFICATE OF INCORPORATION AND BYLAWS. Immediately prior to the consummation of the Exchange, the certificate of incorporation of Acquisition Sub will be restated in the form attached hereto as EXHIBIT B and the bylaws of Acquisition Sub will be restated in the form provided to the Stockholders and attached as Exhibit B to the Merger Agreement.

2.    KARMA MERGER

      2.1. CONSUMMATION OF KARMA MERGER. Immediately following the consummation of the DKI Merger, LVMH, as the sole stockholder of Karma, and LVMH and the Stockholders, as the sole stockholders of New DKI, shall cause the Karma Merger to be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "KARMA CERTIFICATE OF MERGER"), as provided in the General Corporation Law of the State of Delaware (the "DGCL"), and shall make all other filings or recordings required in connection therewith under the DGCL. The Karma merger shall become effective upon such filing (the "KARMA EFFECTIVE TIME").

      2.2. EFFECTS OF THE KARMA MERGER.

            2.2.1. DGCL; CERTIFICATE OF INCORPORATION AND BYLAWS. At and after the Karma Effective Time, the separate corporate existence of Karma shall cease, and New DKI shall continue as the surviving corporation under the name "Donna Karan International Inc." The Karma Merger shall have the effects as set forth in the applicable provisions of the DGCL and the Karma Certificate of Merger filed with the Secretary of State of the State of Delaware. From and after the Karma Effective Time, SuperKarma shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Karma and New DKI, all as provided under the DGCL and the Karma Certificate of Merger. At the Karma Effective Time, the certificate of incorporation and bylaws of New DKI, as in effect immediately prior to the Karma Effective Time and in the form provided to the Stockholders (and, in the case of the certificate of incorporation, the form attached hereto as EXHIBIT D, and, in the case of the bylaws, in the form attached to the Merger Agreement as Exhibit B), shall be the certificate of incorporation and bylaws of SuperKarma, each until duly amended in accordance with the terms thereof and the DGCL.

            2.2.2. EFFECT ON CAPITAL STOCK. At the Karma Effective Time, by virtue of the Karma Merger and without any action on the part of LVMH, the Stockholders, Karma or New DKI, (i) all of the shares of common stock of Karma issued and outstanding immediately prior to the Karma Effective Time, in the aggregate, shall be converted into and become 37,209,302 fully paid and non-assessable shares of SuperKarma Common Stock (such number of shares, in the aggregate, the "LVMH KARMA COMMON SHARES") and (ii) each share of New DKI Common Stock and of New DKI Preferred Stock issued and outstanding immediately prior to the Karma Effective Time shall remain in existence as outstanding shares of common stock and preferred stock of SuperKarma as the surviving company, in each case with the same rights, powers and privileges as such shares held prior to consummation of the Karma Merger.

            2.2.3. POST-KARMA MERGER OWNERSHIP OF SUPERKARMA STOCK. Immediately after and as a result of the Karma Merger, LVMH will own that number of shares of the issued and outstanding SuperKarma Common Stock equal to the sum of the LVMH Initial Common Shares plus the LVMH Karma Common Shares (such number of shares, in the aggregate, the "LVMH INITIAL SUPERKARMA COMMON SHARES") and 1,000 shares of Series A Preferred Stock, and the Stockholders will collectively own 3,115,456 shares of the issued and outstanding SuperKarma Common Stock (collectively with the LVMH Initial SuperKarma Common Shares, the "INITIAL SUPERKARMA COMMON SHARES").

3.    GRANT OF OPTIONS.

      3.1. GRANT OF AND PAYMENT FOR LVMH OPTION. Subject to the other terms and conditions set forth herein, LVMH hereby grants to the Stockholders an irrevocable option (the "LVMH OPTION") to purchase, following the Karma Merger, for an aggregate purchase price equal to the Aggregate Stockholder Merger Consideration (which amount shall be equal to $22,871,597), 1,895,581 shares of SuperKarma Common Stock (the "LVMH OPTION SHARES").

      3.2. GRANT OF AND PAYMENT FOR SUPERKARMA OPTION. Subject to the other terms and conditions set forth herein, and in the event the LVMH Option is exercised, Acquisition Sub hereby grants to the Stockholders an irrevocable option (the "SUPERKARMA OPTION" and together with the LVMH Option, the "OPTIONS") to purchase from SuperKarma, for an aggregate purchase price equal to U.S.$25 million, that number of newly issued shares (the "SUPERKARMA OPTION SHARES") of SuperKarma Common Stock equal to the excess of (a) 14.30 percent of the sum of (i) the number of Initial SuperKarma Common Shares, plus (ii) the number of SuperKarma Option Shares, over (b) 5,011,037. For illustrative purposes only, if the number of shares of DKI Stock issued and outstanding immediately prior to the DKI Merger is the same as the number of shares of DKI Stock issued and outstanding as of March 28, 2001, then the ownership of the SuperKarma Common Stock and SuperKarma Preferred Stock (A) immediately following the SuperKarma Merger,
(B) immediately following the purchase of the LVMH Option Shares by the Stockholders and (C) immediately following the purchase of the SuperKarma Option Shares by the Stockholders will be as set forth on EXHIBIT E hereto.

      3.3. EXERCISE OF OPTIONS. If and on the conditions that (i) the Exchange is consummated, (ii) the DKI Merger is consummated, (iii) the Karma Merger is consummated and (iv) the conditions set forth in SECTION 5 have been satisfied or waived, then the Stockholders may exercise the LVMH Option, in whole but not in part, at any time during the period of time beginning at the Karma Effective Time and ending at 5:00 p.m. on the following day. If (i) the Exchange is consummated, (ii) the DKI Merger is consummated, (iii) the Karma Merger is consummated, (iv) the Stockholders exercise the LVMH Option, and (v) the conditions set forth in SECTION 5 have been satisfied or waived, then the Stockholders may exercise the SuperKarma Option, in whole but not in part, at any time during the period of time beginning at the Karma Effective Time and ending at 5:00 p.m. on the following day. In the event the Stockholders wish to exercise the LVMH Option or the SuperKarma Option, the Stockholders shall deliver to LVMH and Acquisition Sub a written notice (an "EXERCISE NOTICE") of such election(s) no later than 5:00 p.m. on the day after the Karma Effective Time.

      3.4. OPTION CLOSING. On the terms and subject to the conditions contained in this Agreement, as soon as practicable on or after, but in no event later than five (5) days after, the date that the conditions contained in SECTION 3.5 and/or 3.6 (as applicable) and SECTION 5 below have been satisfied or waived (the "OPTION CLOSING DATE"), the Stockholders shall purchase from LVMH, and LVMH shall sell to the Stockholders, the LVMH Option Shares, and if the SuperKarma Option is exercised, the Stockholders shall purchase from SuperKarma, and LVMH and the Stockholders shall cause SuperKarma to sell to the Stockholders, the SuperKarma Option Shares, in each case free and clear of all Liens. The closing of such purchase and sale pursuant to either of the Options duly exercised (the "OPTION CLOSING") shall occur at 10:00 a.m., New York time, on the Option Closing Date at the offices of LVMH or at such other place as the parties mutually agree and shall be deemed to be effective as of 11:59 p.m., New York time, on the Option Closing Date.

      3.5. LVMH OPTION CLOSING DELIVERIES. At the Option Closing of a purchase and sale pursuant to the due exercise of the LVMH Option only, and not of the SuperKarma Option, (i) LVMH shall deliver to the Stockholders certificates evidencing, in aggregate, all of the LVMH Option Shares, properly endorsed by LVMH, accompanied by such stock powers and other documents as may be necessary (or reasonably requested by the Stockholders) to transfer record ownership of such LVMH Option Shares into the name or names of the Stockholders designated by the Stockholders (the "DESIGNATED STOCKHOLDERS") on the stock transfer records of SuperKarma and (ii) the Designated Stockholders shall deliver to LVMH an aggregate amount equal to the Aggregate Stockholder Merger Consideration (which amount shall be equal to $22,871,597) (and payable by each Designated Stockholder in proportion to the LVMH Option Shares received by such Designated Stockholder) by wire transfer of immediately available funds to the account directed by LVMH.

      3.6. LVMH OPTION AND SUPERKARMA OPTION CLOSING DELIVERIES. At the Option Closing of a purchase and sale pursuant to the due exercise of both Options, (i) LVMH and the Designated Stockholders shall make the deliveries to each other set forth in clauses (i) and (ii) of SECTION 3.5, (ii) LVMH and the Stockholders shall cause SuperKarma to deliver to the Stockholders certificates evidencing, in aggregate, all of the SuperKarma Option Shares and to register the Option Shares in the name or names of the Stockholders designated by the Stockholders (also the "DESIGNATED STOCKHOLDERS") on the stock transfer records of SuperKarma, and (iii) the Designated Stockholders shall deliver to SuperKarma an aggregate amount equal to U.S.$25 million (and payable by each Designated Stockholder in proportion to the SuperKarma Option Shares received by such Designated Stockholder) by wire transfer of immediately available funds to the account directed by SuperKarma.

4.    REPRESENTATIONS AND WARRANTIES.

      4.1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder jointly and severally represents and warrants to LVMH, Acquisition Sub and Karma as follows:

            4.1.1. ORGANIZATION AND AUTHORITY OF THE TRUST. Trust FBO Lisa Weiss Keyes, Corey Weiss and Gabrielle Karan U/A/D 2/2/96 (the "LCG Trust") is an irrevocable trust, duly created, validly existing and in good standing under the laws of the State of New York. The Stephan Weiss and Donna Karan Alaska Community Property Trust (the "ALASKA TRUST") is an Alaska Community Property Trust, duly created, validly existing and in good standing under the laws of the State of Alaska. The 2000 Steven Weiss Revocable Trust (collectively with the LCG Trust and the Alaska Trust, the "TRUSTS"), is a revocable trust, duly created, validly existing and in good standing under the laws of the State of New York.

            4.1.2. AUTHORITY OF STOCKHOLDERS. Each of the Stockholders has full legal capacity, and, in the case of the Trusts, trust power, to enter into, execute and perform this Agreement. The execution and delivery by the Trusts of this Agreement and the performance by the Trusts of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite trust action. This Agreement has been duly executed and delivered by a duly authorized trustee of each Trust. This Agreement constitutes a valid and legally binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

            4.1.3. CONSENTS. No consent, waiver, authorization, order or approval of, or filing or registration with, any court or agency, commission, department or body of any local, state, federal or foreign governmental, regulatory, administrative or judicial governmental entity or authority ("GOVERNMENTAL AUTHORITY") or other person or entity, or under or with respect to any permit, license, contract, agreement or other instrument to which any of the Stockholders is a party or by which any of the Stockholders is, or their respective assets are, bound or affected, is required for or in connection with the execution and delivery by any of the Stockholders of this Agreement and the consummation by any of the Stockholders of the transactions contemplated hereby, except for the same as may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any comparable laws in non-U.S. jurisdictions.

            4.1.4. NO CONFLICTS. Neither the execution and delivery of this Agreement by any of the Stockholders, nor the consummation by any of the Stockholders of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of DKI's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, (ii) violate, conflict with or result in a breach of any of the terms, conditions or provisions of any Trust's trust agreement or other constituent documents, (iii) violate, conflict with or result in a breach of any law or order, ruling, injunction, judgment or determination of any court or other Governmental Authority ("GOVERNMENTAL ORDER") to which any of the Stockholders is a party or by which any of the Stockholders is, or their respective assets are, bound or affected, or (iv) violate, conflict with or result in a breach of or constitute a default (or event which, with the giving of notice or the passage of time, or both, would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Liens on any of the assets or properties of any of the Stockholders pursuant to, or result in any payment or charge under, any permit, license, contract or agreement to which any Stockholder is a party or by which any Stockholder, or any of such Stockholder's assets or properties, is bound or affected, and no such permit, license, contract or agreement shall prohibit or delay the timely performance by the Stockholders of their respective obligations under this Agreement. 4.1.5. NO LITIGATION. Except for the Actions (as hereafter defined) listed on SCHEDULE 4.1.5 and any other Actions that may hereafter be filed involving the facts, transactions and occurrences alleged in such Actions, there is no claim, action, suit, inquiry, proceeding or investigation before any Governmental Authority or other dispute resolution proceeding ("ACTION") pending or, to the best knowledge of the Stockholders, threatened, against any Stockholder that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder.

            4.1.6. OWNERSHIP. With respect to the Exchange Closing, each Stockholder owns beneficially and of record the DKI Stock as shown on EXHIBIT A, and such shares constitute all the shares of DKI Stock owned beneficially and of record by such Stockholder. Each Trust has full trust power and authority to own the DKI Stock owned by it. Each of the Stockholders has good, valid and marketable title to the DKI Stock, free and clear of all Liens, options, proxies, voting trusts or voting agreements, other than as set forth in the Shareholders Agreement dated as of June 10, 1996 among DKI, certain of the Stockholders, and certain other parties thereto (which agreement has not been amended or modified as of the date hereof) (the "DKI SHAREHOLDERS AGREEMENT") and the Voting Agreement dated as of the date hereof among DKI, Acquisition Sub, LVMH and the Stockholders (the "DK VOTING AGREEMENT"). Other than the DKI Shareholders Agreement and the DK Voting Agreement, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, or other agreements or commitments of any character relating to the DKI Stock owned by the Stockholders or to any corporate governance matters. When delivered by such Stockholder to Acquisition Sub in accordance with this Agreement, good, marketable and valid title in and to the DKI Exchange Shares will be transferred to Acquisition Sub, free and clear of all Liens.

      4.2. REPRESENTATIONS AND WARRANTIES OF LVMH AND KARMA. Each of LVMH, Acquisition Sub and Karma (collectively referred to herein as the "LVMH/KARMA COMPANIES") jointly and severally represents to each Stockholder as follows:

            4.2.1. ORGANIZATION AND AUTHORITY. Each of the LVMH/Karma Companies is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. Each of the LVMH/Karma Companies has full corporate power and authority to enter into and perform this Agreement. The execution and delivery by each of the LVMH/Karma Companies of this Agreement and the performance by each of the LVMH/Karma Companies of its respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by a duly authorized officer of each of the LVMH/Karma Companies, and constitutes a valid and legally binding obligation of each of the LVMH/Karma Companies, enforceable against each in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

            4.2.2. CONSENTS. No consent, waiver, authorization, order or approval of, or filing or registration with, any Governmental Authority or other person or entity, or under or with respect to any permit, license, contract, agreement or other instrument to which any of the LVMH/Karma Companies is a party or by which any of the LVMH/Karma Companies is, or their respective assets are, bound or affected, is required for or in connection with the execution and delivery by any of the LVMH/Karma Companies of this Agreement, and the consummation by any of the LVMH/Karma Companies of the transactions contemplated hereby, except for the same as may be required pursuant to the HSR Act, the Securities Act, the Exchange Act, and any comparable laws in non-U.S. jurisdictions.

            4.2.3. NO CONFLICTS. Neither the execution and delivery of this Agreement by any of the LVMH/Karma Companies, nor the consummation by any of the LVMH/Karma Companies of the transactions contemplated hereby, will
(i) violate, conflict with or result in a breach of any of the terms, conditions or provisions of their respective Certificates of Incorporation or Bylaws, (ii) violate, conflict with or result in a breach of any law or Governmental Order to which any of the LVMH/Karma Companies is a party or by which any of the LVMH/Karma Companies is, or its respective assets are, bound or affected, or (iii) violate, conflict with or result in a breach of or constitute a default (or event which, with the giving of notice or the passage of time, or both, would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Liens on any of the assets or properties of any of the LVMH/Karma Companies pursuant to, or result in any payment or charge under, any permit, license, contract or agreement to which any of the LVMH/Karma Companies is a party or by which any of the LVMH/Karma Companies, or any of their respective assets or properties, is bound or affected, and no such permit, license, contract or agreement shall prohibit or delay the timely performance by any of the LVMH/Karma Companies of its respective obligations under this Agreement.

            4.2.4. LITIGATION. Except for the Actions listed on SCHEDULE
4.1.5 and any other Actions that may hereafter be filed involving the facts, transactions and occurrences alleged in such Actions, there is no Action pending or, to the best knowledge of the LVMH/Karma Companies, threatened, against any of the LVMH/Karma Companies that could reasonably be expected to impair the ability of any of the LVMH/Karma Companies to perform its respective obligations hereunder.

            4.2.5. ACQUISITION SUB COMMON STOCK. As of the date hereof, LVMH owns all of the issued and outstanding shares of Acquisition Sub Common Stock. Except as contemplated hereby, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, or other agreements or commitments of any character relating to any shares of Acquisition Sub Common Stock or other equity interests in Acquisition Sub, except as contemplated by the GS Agreement (including the Shareholders Agreement (as hereafter defined)). Other than the Merger Agreement, the GS Agreement, the DK Voting Agreement and this Agreement, there are no agreements or understandings to which any of the LVMH/Karma Companies is a party with respect to the shares of Acquisition Sub Common Stock or to any corporate governance matters. Upon the Exchange Closing, the Stockholders will obtain good, valid and marketable title to the Acquisition Sub Exchange Shares, free and clear of all Liens, and the Acquisition Sub Exchange Shares shall be validly issued, fully paid and non-assessable. Upon the Option Closing, the Stockholders will obtain good, valid and marketable title to the LVMH Option Shares (at the Option Closing of a purchase and sale pursuant to the due exercise of the LVMH Option only) or the LVMH Option Shares and the SuperKarma Option Shares (at the Option Closing of a purchase and sale pursuant to the due exercise of both Options), free and clear of all Liens, and the Karma Option Shares shall be validly issued, fully paid and non-assessable.

            4.2.6. ASSETS AND LIABILITIES OF ACQUISITION SUB. Immediately prior to the consummation of the DKI Merger, Acquisition Sub will not have any assets other than cash sufficient to pay the Merger Consideration and the Option Consideration (each as defined in the Merger Agreement) to each stockholder of DKI in accordance with Sections 3.2.1 and 3.5.1 of the Merger Agreement. Immediately prior to the consummation of the DKI Merger, Acquisition Sub will not have any liabilities, whether absolute or contingent, other than pursuant to or in connection with this Agreement, the GS Agreement (including Annex A attached thereto), the Merger Agreement and the undertaking of the transactions contemplated hereby and thereby. Since the formation of Acquisition Sub, there has occurred no event which has resulted in, or which could reasonably be expected to result in, a material adverse effect on the operations, business, assets or condition (financial or otherwise) of Acquisition Sub, other than in connection with this Agreement, the Merger Agreement, the GS Agreement (including Annex A attached thereto), and the DK Voting Agreement and the undertaking of the transactions contemplated hereby and thereby.

5.    CONDITIONS PRECEDENT TO THE EXCHANGE CLOSING AND THE OPTION CLOSING.

      5.1. CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS. In addition to the satisfaction of the conditions otherwise set forth in this Agreement, the obligation of each of Stockholders to consummate and close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Exchange Closing Date (with respect to the Exchange) and the Option Closing Date (with respect to the Options) (unless satisfaction of any such condition is expressly waived in writing by all of the Stockholders, or unless any of the Stockholders causes such condition not to be satisfied).

            5.1.1. REPRESENTATIONS AND WARRANTIES CORRECT. Each and every representation and warranty made by the LVMH/Karma Companies shall have been true and correct when made and shall be true and correct as if originally made on and as of the Exchange Closing Date or the Option Closing Date, as applicable, except where the failure of such representations and warranties to be so true and correct does not have and is not reasonably likely to have an effect (other than a de minimus effect) on the ability of any of the LVMH/Karma Companies to consummate the transactions contemplated hereby.

            5.1.2. COMPLIANCE WITH COVENANTS. All obligations of the LVMH/Karma Companies to be performed hereunder prior to the Exchange Closing Date or the Option Closing Date, as applicable, including those set forth in SECTION 1.2, SECTION 3.5 and/or SECTION 3.6, as applicable, shall have been performed in all material respects.

            5.1.3. NO ACTION. No Action shall have been instituted or pending by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek a material amount of damages on account of, the consummation of the transactions contemplated hereby.

            5.1.4. EXPIRATION OF WAITING PERIOD. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

            5.1.5. CLOSING DELIVERIES. Acquisition Sub or SuperKarma, as applicable, shall have delivered to the Stockholders all of the following:

                  (i) a copy of the Restated Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Exchange Closing and/or the Option Closing, as applicable, and a copy of the Certificate of Good Standing of Acquisition Sub, each certified as of a recent date by the Secretary of State of the State of Delaware;

                  (ii) a certificate of the Chief Executive Officer or the President of Acquisition Sub, dated the Exchange Closing Date or the Option Closing Date, as applicable, to the effect that the conditions specified in this SECTION 5.1 have been satisfied fully;

                  (iii) a certificate of the Secretary or an Assistant Secretary of Acquisition Sub, dated the Exchange Closing Date or the Option Closing Date, as applicable, as to (A) no amendments to the Restated Certificate of Incorporation of Acquisition Sub since the date of certification referenced in subparagraph (i) above; (B) its By-Laws; (C) the resolutions duly adopted by its Board of Directors authorizing and approving, as appropriate, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and
(D) with respect to the Exchange Closing only, resolutions of LVMH, as the sole stockholder of Acquisition Sub, approving the Restated Certificate of Incorporation of Acquisition Sub;

                  (iv) a definitive copy of the Shareholders Agreement by and among Acquisition Sub, LVMH and the Stockholders, which shall be in the form attached hereto as EXHIBIT F (the "SHAREHOLDERS AGREEMENT"), duly executed by Acquisition Sub and LVMH; and

                  (v) a definitive copy of the Tax Sharing Agreement by and among LVMH, Karma, Acquisition Sub and GS, which shall be in the form attached hereto as EXHIBIT G, duly executed by each of the parties thereto.

            5.1.6. CLOSING OF MERGER. All of the conditions to the consummation of the DKI Merger, as set forth in the Merger Agreement, shall have been satisfied or waived as provided therein.

      5.2. CONDITIONS TO THE LVMH/KARMA COMPANIES' OBLIGATIONS. In addition to the satisfaction of the conditions otherwise set forth in this Agreement, the obligation of each of the LVMH/Karma Companies to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Exchange Closing Date (with respect to the Exchange) and the Option Closing Date (with respect to the Options) (unless satisfaction of any such condition is expressly waived in writing by the LVMH/Karma Companies or unless the LVMH/Karma Companies cause such condition not to be satisfied).

            5.2.1. REPRESENTATIONS AND WARRANTIES CORRECT. Each and every representation and warranty made by the Stockholders shall have been true and correct when made and shall be true and correct as if originally made on and as of the Exchange Closing Date or the Option Closing Date, as applicable, except where the failure of such representations and warranties to be so true and correct does not have and is not reasonably likely to have an effect (other than a de minimus effect) on the ability of any Stockholder to consummate the transactions contemplated hereby.

            5.2.2. COMPLIANCE WITH COVENANTS. All obligations of each of the Stockholders to be performed hereunder prior to the Exchange Closing Date or the Option Closing Date, as applicable, including those set forth in SECTION 1.2, SECTION 3.5 and/or SECTION 3.6, as applicable, shall have been performed in all material respects.

            5.2.3 NO ACTION. No Action shall have been instituted or pending by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek a material amount of damages on account of, the consummation of the transactions contemplated hereby.

            5.2.4. EXPIRATION OF WAITING PERIOD. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, if applicable, shall have expired or been terminated.

            5.2.5. CLOSING DELIVERIES. The Stockholders shall deliver to the LVMH/Karma Companies each of the following:

            (i) a certificate, duly executed by each of the Stockholders, dated the Exchange Closing Date or the Option Closing Date, as applicable, to the effect that the conditions specified in this SECTION 5.2 have been satisfied fully; and

            (ii) a definitive copy of the Shareholders Agreement, duly executed by each of the Stockholders.

            5.2.6. CLOSING OF DKI MERGER. All of the conditions to the consummation of the DKI Merger, as set forth in the Merger Agreement, shall have been satisfied or waived as provided therein.

6.    OTHER AGREEMENTS.

      6.1. SHAREHOLDERS AGREEMENT. Simultaneously with the Exchange Closing, Acquisition Sub, LVMH and the Stockholders shall enter into the Shareholders Agreement.

      6.2. GS PURCHASE PRICE.

            6.2.1. RETURN OF PORTION OF GS PURCHASE PRICE. The Stockholders acknowledge that, pursuant to the GS Agreement, certain of the Stockholders agreed that, in the event that LVMH (i) entered into a definitive agreement with DKI for the merger of LVMH (or any of its affiliates) with DKI on or before June 15, 2001, and (ii) subsequently consummates such merger substantially in accordance with the terms of such definitive agreement, then the purchase price for the shares of GS would be reduced by $50 million, and the Stockholders would, concurrently with the consummation of such merger, return to LVMH $50 million, net of that certain amount set forth on Schedule 2.2 to the GS Agreement (the "NET TAX Adjustment"). The Stockholders further acknowledge the consummation of the DKI Merger will fulfill the foregoing conditions, and therefore affirm that, upon the consummation of the DKI Merger, LVMH shall be entitled to receive from the Stockholders, and the Stockholders shall pay to LVMH concurrently with the closing of the DKI Merger, by wire transfer of immediately available funds, $50 million, net of the Net Tax Adjustment (as so adjusted, the "REFUND AMOUNT").

            6.2.2. TAX ADJUSTMENT CALCULATION. No later than May 15, 2001, the Stockholders shall deliver to LVMH their calculation of the Net Tax Adjustment (such amount, the "STOCKHOLDERS' CALCULATION OF THE NET TAX ADJUSTMENT"), calculated in accordance with Schedule 2.2 to the GS Agreement (the "TAX ADJUSTMENT NOTICE"). If LVMH disputes the Stockholders' Calculation of the Net Tax Adjustment set forth in the Tax Adjustment Notice, it shall so advise the Stockholders in writing and shall deliver to the Stockholders its calculation of the Net Tax Adjustment (the "LVMH DISPUTE NOTICE") no later than two (2) weeks after its receipt of the Tax Adjustment Notice, and the parties shall attempt in good faith to resolve the dispute prior to the Exchange Closing Date. If LVMH does not dispute the Stockholders' Calculation of the Net Tax Adjustment, then the Stockholders shall return and pay to LVMH an amount equal to $50 million less the Stockholders' Calculation of the Net Tax Adjustment concurrently with the closing of the DKI Merger, by wire transfer of immediately available funds. If LVMH disputes the Stockholders' Calculation of the Net Tax Adjustment, and the parties are able to resolve such dispute, then the stockholders shall return and pay to LVMH an amount equal to $50 million less the amount of the Net Tax Adjustment as agreed to by the parties concurrently with the closing of the DKI Merger, by wire transfer of immediately available funds. If LVMH disputes the Stockholders' Calculation of the Net Tax Adjustment and the parties are unable to resolve the dispute prior to the Exchange Closing Date, then (i) the Stockholders shall return and pay to LVMH an amount equal $50 million less the Stockholders' Calculation of the Net Tax Adjustment concurrently with the closing of the DKI Merger, by wire transfer of immediately available funds, (ii) the calculation of the Net Tax Adjustment shall be subject to the special dispute resolution procedures set forth in SECTION 6.2.3 below and (iii) upon the determination of the amount of the Net Tax Adjustment by the Independent Accountants (as defined in SECTION 6.2.3) (such amount, the "INDEPENDENT ACCOUNTANTS CALCULATION OF THE NET TAX ADJUSTMENT"), any difference between the Stockholders' Calculation of the Net Tax Adjustment and the Independent Accountants' Calculation of the Net Tax Adjustment shall be paid or refunded as follows: (x) if the Independent Accountants' Calculation of the Net Tax Adjustment is less than the Stockholders' Calculation of the Net Tax Adjustment, then the Stockholders shall promptly pay to LVMH the amount of such difference by wire transfer of immediately available funds or (y) if the Independent Accountants' Calculation of the Net Tax Adjustment exceeds the amount of the Net Tax Adjustment as calculated by the Stockholders, then LVMH shall promptly refund and pay to the Stockholders the amount of such difference by wire transfer of immediately available funds. In the event that, following the date of determination of the Net Tax Adjustment in accordance with the provisions of this SECTION 6 there is a change in any federal, state or local tax law, ordinance, rule, code, order or regulation that would have an effect on the amount of the Net Tax Adjustment, LVMH and the Stockholders shall endeavor in good faith to re-calculate the amount of the Net Tax Adjustment, and any dispute regarding such re-calculation shall be subject to the special dispute resolution procedures set forth in SECTION 6.2.3.

            6.2.3. SPECIAL DISPUTE RESOLUTION PROCEDURES. In the event LVMH and the Stockholders are unable to resolve any dispute regarding the amount of the Net Tax Adjustment prior to the Exchange Closing Date, LVMH and the Stockholders shall jointly appoint, for the purpose of calculating the amount of the Net Tax Adjustment, a mutually acceptable nationally recognized independent certified public accounting firm which has not been engaged by the LVMH/Karma Companies or any of the Stockholders (the "INDEPENDENT ACCOUNTANTS") or, if they cannot agree on a mutually acceptable firm, they shall cause the accounting firms of LVMH and the Stockholders to select such firm; provided, however, that, if both have engaged the same firm, such firm shall select another firm to serve as the Independent Accountants within two (2) weeks after LVMH delivers the LVMH Dispute Notice. The cost of the Independent Accountants shall be borne equally by LVMH and the Stockholders. LVMH and the Stockholders shall use commercially reasonable efforts to cooperate fully with the Independent Accountants. The Independent Accountants shall be instructed to reach their conclusion regarding the calculation of the Net Tax Adjustment, and to advise LVMH and the Stockholders of such calculation, within twenty (20) days of their appointment. Any resolution by the Independent Accountants of the Net Tax Adjustment shall be conclusive and binding on LVMH and the Stockholders.

      6.3. WAIVERS.

            6.3.1. STOCKHOLDERS' WAIVER. In light of the DKI Merger and in connection with becoming shareholders of Acquisition Sub, the Stockholders agree that, as of the Exchange Closing Date, they waive and release any and all claims, suits, damages, actions, causes of action, liabilities, obligations, penalties, judgments, decrees, costs and expenses (collectively, "CLAIMS") they have or may have as of the Exchange Closing Date (i) against, and any and all obligations of or liabilities from, any of Acquisition Sub, Karma, GS and/or DKI or any of their respective subsidiaries, (ii) for the reimbursement of expenses for purchases of apparel, samples and other items relating to the inspirational, design, advertising and public relations materials and items maintained and archived by DKI (collectively, the "INSPIRATION LIBRARY"), and/or (iii) in connection with, by reference to or arising under that certain License Agreement dated as of July 3, 1996 between GS and The Donna Karan Studio, as the same may have been amended (the "LICENSE AGREEMENT") (including any Claims relating to the calculation and/or payment of Sales Royalty (as defined in the GS Agreement) and the conduct of Licensor Audits (as defined in the GS Agreement)), and any and all Claims against and/or obligations of LVMH or Karma to pay, or to allow the Stockholders to conduct Licensor Audits with respect to, the amounts set forth in Section 2.3 of the GS Agreement with respect to any period or periods prior to January 1, 2001; provided, however, that the foregoing waiver in this clause (iii) shall not in any way limit or diminish (x) the Stockholders' right to receive payments in respect of accrued Sales Royalty in accordance with Section
2.3.2 of the GS Agreement in an amount equal to the pro-rated portion applicable to the period from January 1, 2001 through January 17, 2001 (the "JANUARY PERIOD") of the Sales Royalty for the quarter including the January Period (the Sales Royalty applicable to such quarter, the "FIRST QUARTER 2001 ROYALTY") or (y) the Stockholders' right to conduct a Licensor Audit of the First Quarter 2001 Royalty, except that the Stockholders shall waive any Claims relating to the conduct of a Licensor Audit of the First Quarter 2001 Royalty if DKI calculates and pays the amount of the First Quarter 2001 Royalty in substantially the same manner as the manner in which DKI calculated and paid the Sales Royalties in the year 2000 (notwithstanding that such manner of calculation and payment may differ from the manner of calculation set forth in the License Agreement); other than (A) Claims by Donna Karan ("KARAN") for salary then due in the ordinary course or by Karan or Stephan Weiss for business expense reimbursements incurred in the ordinary course (other than those expenses for purchases of items relating to the Inspiration Library referred to in clause (ii) of this SECTION 6.3.1) and employee benefits, all in accordance with that certain employment agreement dated as of July 3, 1996 between DKI and Karan, that certain employment agreement dated as of July 3, 1996 between DKI and Stephan Weiss, respectively, and as either of the same may have been amended, (B) Claims against DKI for indemnification, exculpation and advancement of expenses for directors of DKI pursuant to the terms of the Restated Certificate of Incorporation and By-Laws of DKI or otherwise heretofore granted or provided to the Stockholders, (C) Claims in connection with, by reference to or arising under this Agreement, the DK Voting Agreement, the GS Agreement, as assigned to Karma pursuant to that certain Assignment dated January 11, 2001 (other than Claims referred to in clause (iii) of this SECTION 6.3.1), the Shareholders Agreement, the Employment Agreement to be entered into as of the closing of the DKI Merger between New DKI and Karan, the License Agreement dated February 20, 2001, between GD II, LLC and GS (the "GD II LICENSE AGREEMENT"), any and all documents reasonably necessary to be executed to effectuate the transactions contemplated by the side letter dated December 15, 2000 between GS, Urban Zen, LLC and LVMH in connection with the store at 819 Madison Avenue, any and all documents reasonably necessary to effectuate the transactions and relationships contemplated by that section of Annex A to the GS Agreement entitled "Urban Zen", and any other documents to be entered into between the Stockholders and any or all of the LVMH/Karma Companies reasonably necessary to effectuate the purpose and intent of the GS Agreement, (the agreements referred to in this clause (C) collectively, the "NEW AGREEMENTS"), and (D) counterclaims or cross claims properly brought by the Stockholders after the date hereof ("COUNTERCLAIMS") in response to lawsuits filed against any of the Stockholders after the date hereof and prior to the Exchange Closing Date (any such lawsuit, a "DKI LAWSUIT"); provided, however, that no such Counterclaim may relate to or seek damages with respect to the payment or calculation of Sales Royalties for which Claims have been waived pursuant to clause (iii) of this SECTION 6.3.1, and provided, further, that any such Counterclaim shall be withdrawn, dismissed and released in the event that the applicable DKI Lawsuit is withdrawn, abandoned, released or dismissed (and is not subject to further appeal) for any reason.

            6.3.2. DKI WAIVER. In light of the DKI Merger and in connection with the Stockholders becoming shareholders of Acquisition Sub and New DKI (as the successor of Acquisition Sub), LVMH agrees that, at the DKI Effective Time, it shall cause Acquisition Sub, Karma, GS and New DKI to waive and release any and all Claims they had or may have had as of the Exchange Closing Date against, and any and all obligations of or liabilities from, any of the Stockholders, other than (A) Claims in connection with, by reference to or arising under the New Agreements, (B) the rights of GS to use those trademarks and other intellectual property
(w) granted to GS pursuant to that certain agreement (as revised, amended and restated) dated as of December 21, 1984 by and between Karan and GS,
(x) conveyed and to be conveyed by Karan to GS pursuant to that certain Trademark Assignment dated July 3, 1996 between Karan and GS, (y) used by GS pursuant to that certain Irrevocable Consent Agreement dated July 3, 1996 by and between Karan and GS and (z) otherwise granted, licensed or conveyed in writing by Karan to GS prior to the date hereof, in each case, to the extent that such rights are still in effect pursuant to the terms of such agreements or otherwise and are not in conflict with or contradictory to the GD II License Agreement, and (C) Claims with respect to any loans or advances made by DKI, GS or any of their respective subsidiaries to any of the Stockholders and not repaid in full prior to the Exchange Closing Date or other monies owed by the Stockholders to DKI, GS or any of their respective subsidiaries, other than Claims for money owed to DKI, GS or any of their respective subsidiaries in respect of purchases by the Stockholders of apparel, samples and other fashion items.

      6.4. GS MERGER. The parties hereto acknowledge that, following the consummation of the DKI Merger and the Karma Merger, GS will be a wholly-owned subsidiary of SuperKarma, and that GS shall be merged with and into SuperKarma, with SuperKarma continuing as the surviving corporation, as soon as reasonably practicable after December 31, 2001.

7.    MISCELLANEOUS.

      7.1. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the parties hereto as follows:

      If to any of the Stockholders:         Urban Zen, LLC
                                             570 Seventh Avenue
                                             Suite 703
                                             New York, New York 10018
                                             Attention:  Stephan Weiss and
                                                         David L. Bressmann
                                             Fax:  (212) 840-8266

      and with a copy to:                    Skadden, Arps, Slate, Meagher &
                                               Flom LLP
                                             Four Times Square
                                             New York, New York 10036-6522, USA
                                             Attention:  Eileen T. Nugent, Esq.
                                             Fax: (212) 735-2000

      If to the LVMH/Karma Companies:        LVMH Moet Hennessy Louis Vuitton
                                               Inc.
                                             19 East 57th Street, Fifth Floor
                                             New York, New York  10022, USA
                                             Attention:  General Counsel
                                             Fax:  (212) 340-7620

      and with a copy to:                    LVMH Moet Hennessy Louis Vuitton
                                             30, avenue Hoche
                                             Paris, FRANCE
                                             Attention:  Yves Carcelle,
                                                         President of the
                                                         Fashion Group
                                             Fax: 011-33-1-55-80-32-80

      and with a copy to:                    Barack Ferrazzano Kirschbaum
                                             Perlman & Nagelberg
                                             333 West Wacker Drive, 27th Floor
                                             Chicago, Illinois  60606, USA
                                             Attention:  Peter J. Barack, Esq.
                                             Fax:  (312) 984-3150

Notices shall be deemed properly delivered and received when (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent via facsimile, upon mechanical confirmation of successful transmission thereof generated by the sending telecopy machine, (iii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service, or (iv) if sent by registered or certified mail, five days after deposit thereof in the U.S. mail. Any party may change its address for delivery of notices by properly notifying the others pursuant to this SECTION 7.1.

      7.2. AMENDMENT AND MODIFICATION. This Agreement may only be amended, modified or supplemented by a written instrument signed by the Stockholders and the LVMH/Karma Companies.

      7.3. ENTIRE AGREEMENT. Except for the Merger Agreement, this Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth in this Agreement. This Agreement supersedes the GS Agreement with respect to (and only with respect to) the matters set forth in the first two full paragraphs under the heading "Capital Structure of Karma" on page two of Annex A to the GS Agreement, and any other prior agreements or understandings between them relating to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

      7.4. SEVERABILITY. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

      7.5. GOVERNING LAW; JURISDICTION AND VENUE. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware for any actions, suit or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding related thereto, except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth on the signature pages hereto shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

      7.6. CAPTIONS, COUNTERPARTS AND CONSTRUCTION. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Whenever used in this Agreement, the singular shall include the plural and vice versa (where applicable), the use of the masculine, feminine or neuter gender shall include the other genders (unless the context otherwise requires), the words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole (including all schedules and exhibits), the words "include," "includes" and "including" shall mean "include, without limitation," "includes, without limitation" and "including, without limitation," respectively. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

      7.7. EXHIBITS. The exhibits attached hereto are part of this Agreement and are fully set forth herein.

      7.8. ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties, except that a Stockholder may assign his or her rights and obligations hereunder to the Karan-Weiss Foundation and any present or former spouse, ancestor or descendant or sibling of any Stockholder or any trust or other similar entity established for the benefit of such individuals or their descendants, provided that any such Stockholder shall remain fully liable under this Agreement. Except as otherwise expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      7.9. TERMINATION. This Agreement shall terminate only upon the earlier of: (a) the date of termination of the Merger Agreement; or (b) December 31, 2001, but only if by such date the Merger Agreement has not been consummated.

      7.10. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that a breach by it of any agreement contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

      7.11. REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

      7.12. NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its rights to exercise any such or other right, power or remedy or to demand such compliance. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

      7.13. FURTHER ASSURANCES. All actions required to be taken pursuant to this Agreement to effectuate the transactions contemplated herein shall be taken promptly and in good faith by the LVMH/Karma Companies or the Stockholders, as the case may be. Each of the LVMH/Karma Companies and the Stockholders shall use their best efforts to consummate the transactions contemplated hereby, including causing the conditions to closing set forth in SECTION 5 to be satisfied (and, in connection therewith, including, as may be reasonably required with respect to the satisfaction of the conditions to consummation of the DKI Merger, by supplying any and all information relating to any of the Stockholders reasonably required for inclusion or incorporation by reference in the Rule 13E-3 Transaction Statement on Schedule 13E-3 and any amendments or supplements thereto (as so amended or supplemented, the "SCHEDULE 13E-3") and by executing the
Schedule 13E-3, provided that the Stockholders reasonably believe that the information contained in such Schedule 13E-3 is true, complete and correct), and, without limiting the generality of the foregoing, shall cooperate with and assist the other in its efforts to obtain or cause to be obtained any and all consents and approvals of third parties (including Governmental Authorities) that may be necessary in connection with the transactions contemplated hereby, including all filings pursuant to the HSR Act. The LVMH/Karma Companies and the Stockholders agree to (i) furnish with, or cause to be furnished to, the other party such documents or further assurances, and (ii) perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with (x) the transactions contemplated hereby, and (y) the respective obligations of the LVMH/Karma Companies and each of the Stockholders, as the case may be, set forth in this Agreement.

      7.14. COSTS, EXPENSES AND TAXES. All fees and duties, if any, relating to the issuance of the Acquisition Sub Exchange Shares and the SuperKarma Option Shares shall be borne by Acquisition Sub or SuperKarma, as applicable. Acquisition Sub or SuperKarma, as applicable, shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution or delivery of this Agreement or the original issuance of the Acquisition Sub Exchange Shares and the SuperKarma Option Shares to the Stockholders as contemplated hereunder, and shall save and hold each of the Stockholders harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay, such taxes. Acquisition Sub or SuperKarma, as applicable, shall also bear all expenses of shipping certificates evidencing the Acquisition Sub Exchange Shares and the SuperKarma Option Shares (including insurance expenses) from the location of the Exchange Closing and the Option Closing to such other place within the United States as such Stockholder shall specify.

      7.15. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any of the Stockholders or any of the LVMH/Karma Companies, and the party bringing such action or proceeding does not fully prevail, the party or parties against whom such action or proceeding was brought shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the Stockholders or the LVMH/Karma Companies, as applicable, may be entitled).

            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



      IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the day and year first above written.


                                    LVMH:

                                    LVMH MOET HENNESSY LOUIS VUITTON INC., a
                                    Delaware corporation


                                    By: /s/ Bruce G. Ingram
                                       -------------------------------------
                                    Name:  Bruce G. Ingram
                                    Title: Senior Vice President


                                    ACQUISITION SUB:

                                    DKI ACQUISITION, INC., a Delaware
                                      corporation


                                    By: /s/ Bruce G. Ingram
                                       -------------------------------------
                                    Name:  Bruce G. Ingram
                                    Title: President


                                    KARMA:

                                    KARMA ACQUISITION, INC., a Delaware
                                      corporation


                                    By: /s/ Bruce G. Ingram
                                       -------------------------------------
                                    Name:  Bruce G. Ingram
                                    Title: President


                                    STOCKHOLDERS:


                                    /s/ Donna Karan
                                    ----------------------------------------
                                    Donna Karan


                                    /s/ Stephan Weiss
                                    ----------------------------------------
                                    Stephan Weiss


                                    TRUST FBO LISA WEISS KEYES, COREY WEISS
                                    AND GABRIELLE KARAN U/A/D 2/2/96


                                    By: /s/ Stephan Weiss
                                       -------------------------------------
                                       Stephan Weiss
                                       Trustee


                                    THE STEPHAN WEISS AND DONNA KARAN ALASKA
                                    COMMUNITY PROPERTY TRUST


                                    By: /s/ Stephan Weiss
                                       -------------------------------------
                                       Stephan Weiss
                                       Investment Trustee


                                    By: /s/ Donna Karan
                                       -------------------------------------
                                       Donna Karan
                                       Investment Trustee


                                    THE STEPHAN WEISS 2000 REVOCABLE TRUST


                                    By: /s/ Stephan Weiss
                                       -------------------------------------
                                       Stephan Weiss
                                       Trustee